Exhibit 10.1
Midwest Banc Holdings, Inc.
2007 Management Incentive Plan
For Executive Management Summary
Introduction:
The Management Incentive Plan is a supplemental compensation program in accordance with our pay for performance philosophy designed to reward officers of Midwest Banc Holdings, Inc. (MBHI) for their contributions in the achievement of bank profitability and strategic objectives.
Purpose:
To maximize achievement of key corporate strategic and annual business goals through the payment of incentives to participants based on their contribution to the attainment of those goals.
Eligibility:
Cash Based Incentives: Officers are eligible to receive cash incentives under the Plan. Commissioned associates are not eligible for participation.
Long Term Stock Based Incentives: Vice President and higher level officers are eligible to receive long term incentive (LTI) awards under the Plan. All stock based awards will be granted in accordance with the Midwest Banc Holdings, Inc. Stock and Incentive Plan.
CEO and COO incentive awards are governed by their employment agreements. All individuals promoted after June 30, 2007 will participate on a pro-rata basis (1/12 per month of eligibility). New Associates hired after March 31, 2007 will participate on a pro-rata basis (1/12 per month of eligibility). Incentives are only paid to participants who are on the payroll through December 31, 2007.
Structure: (Attachment I)
Executive Management 12-15 participants including the most senior positions such as Executive Vice President, CFO or related positions. The combined payout of cash and LTI is targeted at 46% of annual salary and may range between 0%-80% based on performance. The majority of this group will receive 60% of their award based on company performance and the balance based on division/individual performance against established goals.

Midwest Banc Holdings, Inc.
2007 Management Incentive Plan
For Executive Management Summary (cont’d)

Performance Measurement Factors:
Company Performance Goals
Company performance is measured by two to three financial and operating ratios as approved by the Compensation Committee and reported to the Board of Directors. These goals are tied to the 2007 budget, which does not include any significant changes impacted by merger, acquisition or other changes. The target goals for 2007 are:
➢	Return on Average Assets (ROAA) of %
➢	Diluted Earnings per Share (EPS) of $
➢	Meet Budget
Individual Performance Goals
Individual Goals may incorporate both financial and non-financial factors determined to measure individual performance and contributions towards meeting the Company’s strategic objectives.

Sample Goals:
➢	Deposit growth
➢	Commercial loan growth
➢	Net charge offs
➢	Fee income
➢	Improve credit quality measures to at least peer levels.
Each participant will have specific weighting factors related to these performance objectives. Executive goals and weighting factors will be approved by the CEO and reported to the Compensation Committee. All other participant goals and weighting factors will be approved by the Division Heads and reported to the CEO and COO. All goals will be set and necessary approvals obtained by the March Compensation Committee meeting.
Incentive Award Elements
Base Award: Calculated award based upon performance against goals;
Discretionary Awards: Up to 25% of the Base Award for qualitative considerations as recommended by the division head and determined at the discretion of the CEO and/or Compensation Committee and approved by the Board of Directors.

Midwest Banc Holdings, Inc.
2007 Management Incentive Plan
For Executive Management Summary (cont’d)

Incentive Award Restrictions:
Please note that no incentive payments will be made under the Company Performance Goals portion of the participant’s incentive if the Bank does not achieve minimum earnings per share, return on average assets (ROAA) and budget targets during 2007. The participant will receive payments earned under the Individual Performance Goals portion of the incentive. For example, an executive officer whose incentive is based 60% on Company Performance Goals and 40% on Individual Performance Goals will forfeit 60% of their incentive.
Timing of Payouts
All cash and stock payments under the 2007 Management Incentive Plan will be made no later than March 15, 2008 after review of final 2007 financial results.
Mid-Year Reviews
All participants will receive at minimum a mid-year review of their progress toward meeting goals under the Plan.
Extraordinary Occurrences
Goals may be adjusted if appropriate due to extraordinary occurrences. Adjustments need the approval of the division head. The participant and their manager must agree upon the adjustments in writing. The mid-year review time may be used to assess the need for adjustments. Adjustments to company goals must be approved by the Compensation Committee. Adjustments to an executive’s individual goals must be approved by the CEO and reported to the Compensation Committee.
Extraordinary occurrences are defined as events outside the influence or control of plan participants which may create a significant unintended effect —positive or negative— on financial, operating or individual performance.
In the event of retirement, permanent disability or death, the requirement of being an active employee as of December 31, 2007 will be waived and incentives will be paid on a pro-rata basis.

Midwest Banc Holdings, Inc.
2007 Management Incentive Plan
For Executive Management Summary (cont’d)

Administration:
The incentive plan payout pools and individual awards for the CEO, COO and executive officers are reviewed and approved by the Compensation Committee and then the Board of Directors. The Senior Vice President—Human Resources and Executive Vice President & CFO will administer and manage the Plan.
The Compensation Committee, to the extent permitted by governing law, will have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.
In the event of a significant change in organization by reason of merger, acquisition, or other changes, the CEO will recommend appropriate actions for the Compensation Committee’s approval to assure that awards under the 2007 Incentive Plan will not be inappropriately enhanced or adversely affected.
The Compensation Committee can change, amend or terminate the Incentive Plan at any time, except that no such action will adversely affect outstanding payments owed under the Plan. The 2007 Incentive Plan will be established retroactive to January 1, 2007 and will terminate at December 31, 2007.
Definitions:
For purposes of this plan, the following definitions will apply:
Return on Average Assets—Net Income minus Extraordinary Items divided by Total Average Assets.
Earnings per Share—Net Income minus Extraordinary Items divided by Weighted Average Number of Shares Outstanding (including all Restricted Stock).